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PhaseBio Pharmaceuticals, Inc.

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1 Great Valley Parkway, Suite 30
Malvern, Pennsylvania 19355
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On June 3, 2020
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of PHASEBIO PHARMACEUTICALS, INC., a Delaware corporation (the “Company”). The meeting will be held on Wednesday, June 3, 2020 at 1:00 p.m., Eastern Time and will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online, for the following purposes:

1.	To elect the Board's nominees, Jonathan P. Mow and Clay B. Thorp, to the Board of Directors to hold office until the 2023 Annual Meeting of Stockholders.

2.	To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020.

3.	To conduct any other business properly brought before the meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The meeting can be accessed by visiting http://www.proxydocs.com/PHAS and entering the control number included in the proxy card in the enclosed proxy materials. You must pre-register to attend the meeting prior to the deadline of June 1, 2020 at 5 p.m., Eastern Time.
The record date for the Annual Meeting is April 20, 2020. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials
for the Virtual Stockholders' Meeting to Be Held on June 3, 2020 at 1:00 p.m., Eastern Time.
The proxy statement and annual report to stockholders
are available at http://www.proxydocs.com/PHAS.
By Order of the Board of Directors,

Kristopher L. Hanson
Vice President, Head of Legal and Corporate Secretary

Malvern, PA
April 24, 2020

You are cordially invited to attend the virtual Annual Meeting. You will not be able to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote online if you attend the virtual Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

i

PHASEBIO PHARMACEUTICALS, INC.
1 Great Valley Parkway, Suite 30
Malvern, Pennsylvania 19355
PROXY STATEMENT
FOR THE 2020 ANNUAL MEETING OF STOCKHOLDERS
June 3, 2020
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors of PhaseBio Pharmaceuticals, Inc. (sometimes referred to as the “Company” or “PhaseBio”) is soliciting your proxy to vote at the 2020 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or through the internet.
We intend to mail these proxy materials on or about April 28, 2020 to all stockholders of record entitled to vote at the Annual Meeting.
How do I attend the Annual Meeting?
The Annual Meeting will be a virtual stockholder meeting held on Wednesday, June 3, 2020 at 1:00 p.m., Eastern Time, through which you can listen to the meeting, submit questions and vote online. The Annual Meeting can be accessed by visiting http://www.proxydocs.com/PHAS and entering the control number included in the proxy card in the enclosed proxy materials. You must pre-register to attend the meeting prior to the deadline of June 1, 2020 at 5:00 p.m., Eastern Time. We recommend that you log on a few minutes before the Annual Meeting to ensure that you are logged in when the meeting begins. To access the meeting, follow the instructions you will receive in subsequent emails you receive after registration. Information on how to vote online during the Annual Meeting is discussed below.
We have decided to hold a virtual stockholder meeting due to developments related to COVID-19. Stockholders attending the virtual meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting. You will not be able to attend the Annual Meeting in person.
Who can vote at the Annual Meeting?
Only stockholders of record at the close of business on April 20, 2020 will be entitled to vote at the Annual Meeting. On this record date, there were 28,780,644 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on April 20, 2020 your shares were registered directly in your name with PhaseBio’s transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote online during the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or through the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on April 20, 2020 your shares were held, not in your name, but rather in an account at a brokerage firm, bank or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares online during the meeting unless you request and obtain a valid proxy from your broker, bank or other agent.
What am I voting on?
There are two matters scheduled for a vote:

•	Election of two directors (Proposal 1); and

•
Ratification of the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2020 (Proposal 2).

What if another matter is properly brought before the meeting?
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2, you may vote “For” or “Against” or abstain from voting.
The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote online during the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone or vote by proxy through the internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote online during the meeting even if you have already voted by proxy.

•	To vote online during the meeting, access the Annual Meeting materials by following the instructions you will receive in your email and submit an electronic ballot during the meeting.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

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To vote over the telephone, dial toll-free 1-866-206-4667 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your telephone vote must be received either before the Annual Meeting begins at 1:00 p.m., Eastern Time on June 3, 2020 or, if you are attending the meeting, before the polls close during the meeting.

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To vote through the internet, go to http://www.proxypush.com/PHAS to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. To ensure your vote is counted, your internet vote must be received either before the Annual Meeting begins at 1:00 p.m., Eastern Time on June 3, 2020 or, if you are attending the meeting, before the polls close during the meeting.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from PhaseBio. Simply complete and mail the voting instruction form to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or bank. To vote online during the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker, bank or other agent included with these proxy materials, or contact that organization to request a proxy form. You must also register to attend the meeting at http://www.proxydocs.com/PHAS using the control number as provided by your broker, bank, or other agent.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you held as of April 20, 2020.
If I am a stockholder of record and I do not vote, or if I return a proxy card or otherwise vote without giving specific voting instructions, what happens?
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online during the Annual Meeting, your shares will not be voted.
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of both nominees for director and “For” the ratification of KPMG LLP as the Company's independent registered public accounting firm for the year ending December 31, 2020. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If I am a beneficial owner of shares held in street name and I do not provide my broker or bank with voting instructions, what happens?
If you are a beneficial owner of shares held in street name and you do not instruct your broker, bank or other agent how to vote your shares, your broker, bank or other agent may still be able to vote your shares in its discretion. In this regard, under stock exchange rules, brokers, banks and other securities intermediaries may use their discretion to vote your “uninstructed” shares with respect to matters considered to be “routine” under such rules, but not with respect to “non-routine” matters. Proposal 1 is considered to be “non-routine” under such rules, meaning that your broker may not vote your shares on this proposal in the absence of your voting instructions. However, Proposal 2 is considered to be “routine” under such rules, meaning that if you do not return voting instructions to your broker by its deadline, your shares may be voted by your broker in its discretion on Proposal 2.
If you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Corporate Secretary at 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania, 19355.

•	You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.
When are stockholder proposals and director nominations due for next year’s Annual Meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 29, 2020 to 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania. If you wish to nominate an individual for election at, or bring business other than through a stockholder proposal before, the 2021 Annual Meeting of Stockholders, you must deliver your notice to our Corporate Secretary at the address above between February 3, 2021 and March 5, 2021. Your notice to the Corporate Secretary must set forth information specified in our Bylaws, including your name and address and the class and number of shares of our stock that you beneficially own.
If you propose to bring business before an Annual Meeting of Stockholders other than a director nomination, your notice must also include, as to each matter proposed, the following: (1) a brief description of the business desired to be brought before such Annual Meeting and the reasons for conducting that business at the Annual Meeting and (2) any material interest you have in that business. If you propose to nominate an individual for election as a director, your notice must also include, as to each person you propose to nominate for election as a director, the following: (1) the name, age, business address and residence address of the person, (2) the principal occupation or employment of the person, (3) the class and number of shares of our stock that are owned of record and beneficially owned by the person, (4) the date or dates on which the shares were acquired and the investment intent of the acquisition, (5) a statement whether such nominee, if elected, intends to tender, promptly following such person’s failure to receive the required vote for election or re-election at the next meeting at which such person would face election or re-election, an irrevocable resignation effective upon acceptance of such resignation by the Board of Directors and (6) any other information concerning the person as would be required to be disclosed in a proxy statement soliciting proxies for the election of that person as a director in an election contest (even if an election contest is not involved), or that is otherwise required to be disclosed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated under the Exchange Act, including the person's written consent to being named as a nominee and to serving as a director if elected. We may require any proposed nominee to furnish other information as we may reasonably require to determine the eligibility of the proposed nominee to serve as an independent director or that could be material to a reasonable stockholder's understanding of the independence, or lack of independence, of the proposed nominee.
For more information, and for more detailed requirements, please refer to our Amended and Restated Bylaws, filed as Exhibit 3.4 to our Registration Statement on Form S-1 (File No. 333-227474), filed with the SEC on October 5, 2018.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for Proposal 1, votes “For,” “Withhold” and broker non-votes; and, with respect to Proposal 2, votes “For,” “Against” and abstentions. Broker non-votes on Proposal 1 will have no effect and will not be counted towards the vote total for this proposal. We do not expect broker non-votes on Proposal 2. Abstentions on Proposal 2 will be counted towards the vote total for this proposal and will have the same effect as “Against” votes.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in street name does not give voting instructions to his or her broker, bank or other securities intermediary holding his or her shares as to how to vote on matters deemed to be “non-routine” under stock exchange rules, the broker, bank or other such agent cannot vote the shares. These un-voted shares are counted as “broker non-votes.” Proposal 1 is considered to be “non-routine” under such rules and we therefore expect broker non-votes on this proposal. However, because Proposal 2 is considered “routine” under such rules, we do not expect broker non-votes on this proposal.
As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.
How many votes are needed to approve each proposal?
For the election of directors, the two nominees receiving the most “For” votes from the holders of shares present or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” will affect the outcome.
To be approved, Proposal 2, ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm for 2020, must receive “For” votes from the holders of a majority of shares present or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Since brokers have authority to vote on your behalf with respect to Proposal 2, we do not expect broker non-votes on this proposal.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting or represented by proxy. On the record date, there were 28,780,644 shares outstanding and entitled to vote. Thus, the holders of 14,390,323 shares must be present or represented by proxy at the meeting to have a quorum.
Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote online during the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, either the chairperson of the meeting or the holders of a majority of shares present at the meeting or represented by proxy may adjourn the meeting to another date.

How do I ask a question at the Annual Meeting?
Only stockholders of record as of April 20, 2020 may submit questions or comments at the Annual Meeting. If you would like to submit a question, you may do so by joining the virtual meeting at http://www.proxydocs.com/PHAS and typing your question in the box in the meeting portal.
To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to the start of the Annual Meeting. In accordance with the rules of conduct, we ask that you limit your remarks to one brief question or comment that is relevant to the Annual Meeting or our business and that such remarks are respectful of your fellow stockholders and meeting participants. Our management may group questions by topic with a representative question read aloud and answered. In addition, questions may be ruled out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker's own personal, political or business interests. Questions will be addressed in the “Question and Answer” portion of the Annual Meeting.
What do I do if I have technical difficulties in connection with the Annual Meeting?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be provided in the email you will receive prior to the meeting. Technical support will be available beginning approximately one hour prior to the meeting on June 3, 2020.
How can I find out the results of the voting at the Annual Meeting?
Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8‑K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to stockholders are available at http://www.proxydocs.com/PHAS.

PROPOSAL 1
ELECTION OF DIRECTORS
PhaseBio’s Board of Directors is divided into three classes, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.
The Board of Directors presently has eight members. There are two directors in the class whose term of office expires in 2020. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2023 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. It is the Company’s policy to invite and encourage directors and nominees for director to attend each Annual Meeting of Stockholders. Three directors attended the 2019 Annual Meeting of Stockholders.
Directors are elected by a plurality of the votes of the holders of shares present or represented by proxy and entitled to vote on the election of directors. Accordingly, the two nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by PhaseBio. Each person nominated for election has agreed to serve if elected. The Company’s management has no reason to believe that any nominee will be unable to serve.
CLASS II NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2023 ANNUAL MEETING
The following is a brief biography of each nominee for director and a discussion of the specific experience, qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee of the Board of Directors to recommend that person as a nominee for director.
The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct the Company’s business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. To provide a mix of experience and perspective on the Board, the Committee also takes into account gender, age, and ethnic diversity. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to believe that that nominee should continue to serve on the Board.
Jonathan P. Mow, age 55
Jonathan P. Mow has served as our Chief Executive Officer and a member of our Board of Directors since September 2014. Mr. Mow received a B.S. in mechanical engineering from the University of California, Berkeley and an M.B.A. from Carnegie Mellon University. Our Board of Directors believes that Mr. Mow is qualified to serve as a director based on his role as our Chief Executive Officer and his extensive management experience in the pharmaceutical industry.

Clay B. Thorp, age 51
Clay B. Thorp co-founded our company in 2002 and has served as a member of our Board of Directors since that time. Mr. Thorp has served as Chair of our Board of Directors since November 2014. In 2001, Mr. Thorp co-founded and has since served as general partner of Hatteras Venture Partners. He has served on the board of directors of Clearside Biomedical, Inc. since January 2012. Mr. Thorp received a B.A. in mathematics and art history from the University of North Carolina at Chapel Hill and a Masters of Public Policy from Harvard University. Our Board of Directors believes that Mr. Thorp is qualified to serve as a director based on his institutional knowledge of our company and his experience as an entrepreneur and an investor in life sciences companies.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2021 ANNUAL MEETING
Nancy J. Hutson, age 70
Nancy J. Hutson has served as a member of our Board of Directors since March 2018. Dr. Hutson retired in 2006 as the senior vice president of global research and development at Pfizer Inc. Dr. Hutson has served on the boards of directors of BioCryst Pharmaceuticals, Inc. since January 2012 and Endo International plc since February 2014. Dr. Hutson received a B.A. in general biology from Illinois Wesleyan University and a Ph.D. in physiology and biochemistry from Vanderbilt University. Our Board of Directors believes that Dr. Hutson is qualified to serve as a director based on her more than 30 years of experience in the pharmaceutical industry and her extensive experience in drug research and development.
Caroline M. Loewy, age 53
Caroline M. Loewy has been a member of our Board of Directors since July 2018. Ms. Loewy is a consultant providing strategic advisory services for biopharmaceutical companies, a position she has held since February 2014. She was a co-founder and served as the chief business officer and chief financial officer at Achieve Life Sciences from September 2015 to August 2017, when it was acquired by OncoGenex Pharmaceuticals, Inc. Ms. Loewy has served as a member of the boards of directors of CymaBay Therapeutics since December 2016 and Aptose Biosciences since April 2018. Ms. Loewy received a B.A. from the University of California, Berkeley, and an M.B.A./M.S. from Carnegie Mellon University. Our Board of Directors believes that Ms. Loewy is qualified to serve as a director based on her financial expertise as a former chief financial officer as well as her extensive experience in the biopharmaceutical industry.
Alex C. Sapir, age 53
Alex C. Sapir has been a member of our Board of Directors since February 2020. Mr. Sapir has served as chief executive officer and a member of the board of directors of ReViral Ltd. since June 2019. Mr. Sapir served as the president and chief executive officer of Dova Pharmaceuticals Inc. from January 2017 to December 2018 and as a member of the board of directors from March 2017 to April 2019. From 2006 to 2016, Mr. Sapir served as executive vice president, marketing and sales for United Therapeutics Corporation. Mr. Sapir received a B.A. in economics from Franklin and Marshall College and an M.B.A. from Harvard Business School. Our Board of Directors believes that Mr. Sapir is qualified to serve as a director because of his extensive pharmaceutical experience, including with respect to sales and marketing.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2022 ANNUAL MEETING
Edmund P. Harrigan, age 67
Edmund P. Harrigan has served as a member of our Board of Directors since December 2018. Dr. Harrigan has served as a member of the boards of directors of Karuna Therapeutics, Inc. since March 2011, ACADIA Pharmaceuticals, Inc. since November 2015, and Incyte Corporation since December 2019. He previously served as a member of the board of directors of Bellicum Pharmaceuticals, Inc. from February 2018 to December 2019. From 2012 until his retirement in 2015, Dr. Harrigan served as vice president of worldwide safety and regulatory at Pfizer Inc. Dr. Harrigan received a B.A. from St. Anselm College and an M.D. from the University of Massachusetts at Worcester. Our Board of Directors believes that Dr. Harrigan is qualified to serve as a director based on his extensive pharmaceutical experience in global research and development, regulatory affairs and business development.
Peter Justin Klein, age 42
Peter Justin Klein has served as a member of our Board of Directors since December 2009. Dr. Klein currently serves as a managing director of Vensana Capital Management, LLC, a position he has held since December 2018. Dr. Klein previously served as a partner at New Enterprise Associates, Inc. from February 2012 to December 2018. He has served on the board of directors of Senseonics Holdings, Inc. since December 2015. Dr. Klein received an A.B. in economics and a B.S. in biological anthropology and anatomy from Duke University, a J.D. from Harvard Law School and an M.D. from Duke University. Our Board of Directors believes that Dr. Klein is qualified to serve as a director based on his extensive experience in the healthcare industry.
Richard A. van den Broek, age 54
Richard A. van den Broek has served as a member of our Board of Directors since February 2019. Mr. van den Broek currently serves as managing partner of HSMR Advisors, LLC, a position he has held since February 2004. He previously served on the boards of directors of Pharmacyclics, Inc. from December 2009 to April 2015, Response Genetics, Inc. from December 2010 to September 2015, Special Diversified Opportunities, Inc. from March 2008 to October 2015 and Celldex Therapeutics, Inc. from December 2014 to December 2016. Mr. van den Broek received an A.B. from Harvard University and is a Chartered Financial Analyst. Our Board of Directors believes that Mr. van den Broek is qualified to serve as a director based on his extensive experience in the biotechnology sector and deep understanding of the global pharmaceutical market.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE

INDEPENDENCE OF THE BOARD OF DIRECTORS
As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our Board of Directors consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independence,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that the following seven directors are independent directors within the meaning of the applicable Nasdaq listing standards: Edmund P. Harrigan, Nancy J. Hutson, Peter Justin Klein, Caroline M. Loewy, Alex C. Sapir, Clay B. Thorp and Richard A. van den Broek. In making this determination, the Board concluded that none of these directors or nominees for director had a material or other disqualifying relationship with the Company.

BOARD LEADERSHIP STRUCTURE
The Board of Directors of the Company has an independent Chair, Mr. Thorp, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair can enhance the effectiveness of the Board as a whole.

ROLE OF THE BOARD IN RISK OVERSIGHT
One of the Board’s key functions is informed oversight of PhaseBio’s risk management process. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various Board standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Audit Committee responsibilities also include oversight of information security risk management. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. In addition, the entire Board receives reports from time to time regarding various enterprise risks facing the Company, and the applicable Board committees receive related reports with respect to the committee's respective areas of oversight. The Board has delegated to the Board’s Chairman the responsibility of coordinating between the Board and management with regard to the determination and implementation of responses to any problematic risk management issues.

MEETINGS OF THE BOARD OF DIRECTORS
The Board of Directors met six times during the last fiscal year. Each director attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS
The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides membership of each Board committee and meeting information for fiscal year 2019 for each of the Board committees.

Name	Audit	Compensation	Nominating and Corporate Governance
Edmund P. Harrigan, M.D.		X(1)
Nancy J. Hutson, Ph.D.		X*	X
Peter Justin Klein, M.D., J.D.		X
Caroline M. Loewy	X*
Jonathan P. Mow
Bibhash Mukhopadhyay, Ph.D.	X(2)		X(2)
Clay B. Thorp		X	X*
Linda Tufts	X(3)
Richard A. van den Broek	X(4)		X(2)
Total meetings in fiscal year 2019	6	4	7

________________

*	Committee Chairperson

(1)	Dr. Harrigan’s service as a member of the Compensation Committee began immediately following the 2019 Annual Meeting.

(2)
Dr. Mukhopadhyay resigned as director on February 12, 2020. Following Dr. Mukhopadhyay’s resignation, Alex C. Sapir was appointed to serve as a member of the Audit Committee and Mr. van den Broek replaced Dr. Mukhopadhyay as a member of the Nominating and Corporate Governance Committee.

(3)	Ms. Tufts’ term as a director expired immediately prior to the conclusion of the 2019 Annual Meeting.

(4)	Upon the expiration of Ms. Tufts’ term as a director, Mr. van den Broek replaced Ms. Tufts as a member of the Audit Committee.
Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The principal duties and responsibilities of our Audit Committee include, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent accountants, our interim and year-end operating results;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing our policies on risk assessment and risk management;

•	reviewing related party transactions;

•
obtaining and reviewing a report by the independent registered public accounting firm, at least annually, that describes its internal quality-control procedures, any material issues with such procedures and any steps taken to deal with such issues when required by applicable law; and

•
approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

The Audit Committee is currently composed of three directors: Caroline M. Loewy, Alex C. Sapir and Richard A. van den Broek. The Audit Committee met four times during fiscal year 2019. The Board has adopted a written Audit Committee charter that is available to stockholders on our website at www.phasebio.com.
The Board of Directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).
The Board of Directors has also determined that Ms. Loewy qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Ms. Loewy’s level of knowledge and experience based on a number of factors, including her formal education and experience as a chief financial officer for public reporting companies.
Report of the Audit Committee of the Board of Directors*
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2019 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.
Caroline M. Lowey, Chair
Alex C. Sapir
Richard A. van den Broek
*The material in this report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee
The Compensation Committee of the Board of Directors acts on behalf of the Board to review, modify and oversee the Company’s compensation strategy, policies, plans and programs, including:

•
establishing corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluating performance in light of these stated objectives;

•
reviewing and approving the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers;

•	reviewing and recommending to the Board for approval compensation arrangements for our directors; and

•	overseeing administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

The Compensation Committee is currently composed of four directors: Nancy J. Hutson, Edmund P. Harrigan, Peter Justin Klein and Clay B. Thorp. All members of the Company’s Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards). The Compensation Committee met four times during fiscal year 2019. The Board has adopted a written Compensation Committee charter that is available to stockholders on the Company’s website at www.phasebio.com.
Compensation Committee Processes and Procedures
Typically, the Compensation Committee meets quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer and Radford, the compensation consultant engaged by the Compensation Committee. The Compensation Committee meets regularly in executive session. In addition, various members of management and other employees as well as outside advisors or consultants are frequently invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisors engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other advisor to the Compensation Committee, other than in-house legal counsel and certain other types of advisors, only after taking into consideration six factors prescribed by the SEC and Nasdaq that bear upon the advisor’s independence; however, there is no requirement that any advisor be independent.

During the past fiscal year, after taking into consideration the six factors prescribed by the SEC and Nasdaq referenced above, the Compensation Committee engaged Radford as its compensation consultant. Our Compensation Committee identified Radford based on Radford’s general reputation in the industry. The Compensation Committee requested that Radford:

•	evaluate the efficacy of the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist the Compensation Committee in refining the Company’s compensation strategy and in developing and implementing an executive compensation program to execute that strategy.
As part of the engagement, the Compensation Committee directed Radford to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Radford ultimately developed recommendations that were presented to the Compensation Committee for its consideration. Following an active dialogue with Radford, the Compensation Committee recommended that the Board of Directors approve the recommendations of Radford.
Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In fiscal year 2019, the Compensation Committee formed a Non-Officer Stock Option Subcommittee, currently composed of Jonathan P. Mow, to which it delegated authority to grant, without any further action required by the Compensation Committee, stock options to employees who are not officers of the Company. The purpose of this delegation of authority is to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. During fiscal year 2019, the Subcommittee exercised its authority to grant options to purchase an aggregate of 149,900 shares to non-officer employees.
Historically, the Compensation Committee has determined annual compensation for our executive officers during the first quarter of the year, including any adjustments to annual base salaries and approval of awards of annual performance bonuses and equity awards, as well as approval of new annual performance objectives for the coming year. In addition, at various meetings throughout the year the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires and other strategic compensation issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted by the Chief Executive Officer when determining the compensation of the other executive officers. In the case of the Chief Executive Officer, the Compensation Committee evaluates his performance, which influences any adjustments the Committee approves to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials that it deems appropriate, including financial reports and projections, tax and accounting information, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, including analyses of executive and director compensation paid at other companies identified by the consultant.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with any criteria provided by the Board), reviewing and evaluating incumbent directors and the performance of the Board generally, making recommendations to the Board regarding the membership of the committees of the Board and developing a set of corporate governance principles for the Company.
The Nominating and Corporate Governance Committee is currently composed of three directors: Clay B. Thorp, Nancy J. Hutson and Richard A. van den Broek. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee met seven times during fiscal year 2019. The Board has adopted a written

Nominating and Corporate Governance Committee charter that is available to stockholders on the Company’s website at www.phasebio.com.
The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also considers other factors when considering potential candidates, including expertise relevant to the Company’s current and planned operations, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having commitment to support the Company’s long-term interests. The Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time as the Company’s needs change and evolve. Candidates for director nominees are also reviewed in the context of the current composition of the Board, the operating requirements of the Company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee may also consider diversity (including gender, racial and ethnic diversity), age, skills and such other factors as it deems appropriate, given the current needs of the Board and the Company.
The Nominating and Corporate Governance Committee appreciates the value of thoughtful changes to the Board’s membership and identifies and considers qualities, skills and other director attributes that might enhance the composition of the Board. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that could impair the directors’ independence. The Nominating and Corporate Governance Committee also considers the results of the Board’s self-evaluation, which is conducted annually. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and other factors. The Nominating and Corporate Governance Committee then compiles a list of potential candidates, which has included recommendations from a professional search firm when deemed appropriate. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the needs of the Board. The Nominating and Corporate Governance Committee then meets to discuss and consider the candidates’ qualifications and selects a nominee for recommendation to the Board. In fiscal year 2019, the Nominating and Corporate Governance Committee engaged and paid a fee to Korn Ferry to assist in the process of identifying and evaluating director candidates. Mr. Sapir, however, was identified and nominated by members of the Board.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates (including the minimum criteria set forth above) based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355, at least 90 days, but not more than 120 days prior to the anniversary date of the mailing of our proxy statement for the preceding year’s Annual Meeting of Stockholders. Submissions must include the information required by our Bylaws, including the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee's qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of our stock and has been a holder for at least one year. Any submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Historically, the Company has not provided a formal process related to stockholder communications with the Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. The Company believes its responsiveness to stockholder communications to the Board has been appropriate. In the future, the Nominating and Corporate Governance Committee may determine that it is necessary to adopt a formal process for stockholder communications with the Board.

CODE OF ETHICS
The Company has adopted the PhaseBio Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on our website at www.phasebio.com. If the Company makes any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has selected KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2020 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. KPMG LLP has audited the Company’s financial statements since 2010. Representatives of KPMG LLP are expected to be present online at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.
The affirmative vote of the holders of a majority of the shares present or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.
Independent Registered Public Accounting Firm Fees and Services
The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2019 and December 31, 2018 by KPMG LLP, the Company’s independent registered public accounting firm.

	Year Ended December 31,
	2019	2018
Audit Fees(1)	$369,607	$1,100,020
Audit-Related Fees	—	—
Tax Fees(2)	25,800	34,000
Total Fees	$395,407	$1,134,020

______________

(1)
Audit fees consist of fees billed for professional services provided in connection with the audit of our annual financial statements, the review of our quarterly financial statements, and audit services that are normally provided by the independent registered public accounting firm in connection with regulatory filings. The audit fees also include fees for professional services provided in connection with our initial public offering in 2018.

(2)	Tax fees consist of fees for tax compliance, consultation and related matters.
All fees described above were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

EXECUTIVE OFFICERS
Our executive officers, and their respective ages as of April 1, 2020, are as follows:

Name	Age	Position(s)
Jonathan P. Mow	55	Chief Executive Officer and Director
John P. Sharp	55	Chief Financial Officer
John S. Lee, M.D., Ph.D.	52	Chief Medical Officer
Susan E. Arnold, Ph.D.	45	Vice President of Preclinical and Chemistry, Manufacturing and Controls
James Ballance, Ph.D.	61	Vice President of Research and Scientific Affairs
Glen G. Burkhardt	61	Vice President of Human Resources
Kristopher L. Hanson	48	Vice President, Head of Legal
Michael B. York	55	Vice President of Corporate Development and Commercial Strategy

The biography of Mr. Mow is set forth in “Proposal 1: Election of Directors” above.
John P. Sharp has served as our Chief Financial Officer since April 2016. Prior to joining our company, Mr. Sharp served as chief financial officer of HUYA Bioscience International, LLC from March 2014 to December 2015. Mr. Sharp received a B.S. in business administration from San Diego State University and is a certified public accountant.
John S. Lee has served as our Chief Medical Officer since April 2016. Prior to joining our company, Dr. Lee served as the vice president and global head of the Cardiovascular Center of Excellence at Quintiles Transnational Corp. from January 2015 to April 2016. Dr. Lee received a B.A. in biological sciences from Harvard University and an M.D. and a Ph.D. in biochemistry from Boston University.
Susan E. Arnold has served as our Vice President of Preclinical and Chemistry, Manufacturing and Controls since October 2010. Dr. Arnold received a B.A. in biology from Holy Family University and an M.S. in cell biology and biotechnology and a Ph.D. in cell and molecular biology from the University of the Sciences in Philadelphia.
James Ballance has served as our Vice President of Research and Scientific Affairs since October 2014. Dr. Ballance received a B.Sc. in applied biology from the University of Wales and a Ph.D. in fungal molecular genetics from the University of Bristol.
Glen G. Burkhardt has served as our Vice President of Human Resources since March 2019. Prior to joining our company, Mr. Burkhardt served as vice president of human resources for Hologic, Inc. from June 2014 to October 2018. He received a B.S. and a B.Arch. from Ball State University and an M.B.A. from the Kelley School of Business at Indiana University.
Kristopher L. Hanson has served as our Vice President, Head of Legal since October 2019. Prior to joining our company, Mr. Hanson was vice president for legal and compliance and head of human resources at Nalpropion Pharmaceuticals from July 2018 to October 2019. He previously served as vice president and assistant general counsel for Orexigen Therapeutics from April 2016 to July 2018 and as vice president for legal affairs at Lytx, Inc. from August 2014 to April 2016. Mr. Hanson received a B.A. from Georgetown University and a J.D. from the UCLA School of Law.
Michael B. York has served as our Vice President of Corporate Development and Commercial Strategy since June 2018. Prior to joining our company, Mr. York served as the vice president of global business development and alliance management of Orexigen Therapeutics, Inc. from August 2015 to June 2018. He previously served as a senior advisor for MKO Global Partners, L.P. from January 2015 to August 2015. Mr. York received a B.A. in public administration and economics from San Diego State University and an M.B.A. from the University of Redlands.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the ownership of the Company’s common stock as of March 31, 2020 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
5% or greater stockholders:
Entities Affiliated with New Enterprise Associates(2)	6,643,704	23.1%
Entities Affiliated with Wellington Management Group LLP(3)	3,892,256	13.5
Zeneca, Inc.(4)	3,004,554	10.4
Entities Affiliated with Hatteras Venture Partners(5)	2,495,683	8.7
Entities Affiliated with Johnson & Johnson(6)	1,607,044	5.6
Named executive officers and directors:
Jonathan P. Mow(7)	664,164	2.3
John P. Sharp(8)	190,139	*
John S. Lee, M.D., Ph.D.(9)	193,617	*
Edmund P. Harrigan(10)	37,150	*
Nancy J. Hutson, Ph.D.(11)	36,102	*
Peter Justin Klein, M.D., J.D.(12)	32,303	*
Caroline M. Loewy(13)	30,441	*
Clay B. Thorp(14)	2,495,683	8.7
Alex C. Sapir(15)	2,666	*
Richard A. van den Broek(16)	21,499	*
All executive officers and directors as a group (15 persons)(17)	4,032,543	13.4

______________

*	Represents ownership of less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 28,780,640 shares outstanding on March 31, 2020, adjusted as required by rules promulgated by the SEC.

(2)
This information has been obtained from a Schedule 13D filed on October 31, 2018 by entities and individuals associated with New Enterprise Associates 13 L.P., or NEA 13, and the Company’s records. Consists of (a) 6,641,634 shares of common stock held directly by NEA 13 and (b) 2,070 shares of common stock held directly by NEA Ventures 2009, L.P., or Ven 2009. NEA Partners 13, L.P., or NEA Partners 13, is the sole general partner of NEA 13 and NEA 13 GP, LTD, or NEA 13 LTD, is the sole general partner of NEA Partners 13. The shares directly held by Ven 2009 are indirectly held by Karen P. Welsh, the general partner of Ven 2009. The principal business address for all entities and individuals affiliated with NEA 13 and Ven 2009 is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093.

(3)
This information has been obtained from a Schedule 13G/A filed on January 27, 2020 by entities and individuals associated with Wellington Management Group LLP. Consists of shares of common stock that are owned of record by clients of one or more of the following investment advisers, or the Wellington Investment Advisers: Wellington Management Company LLP, Wellington Management Canada LLC, Wellington Management Singapore Pte Ltd, Wellington Management Hong Kong Ltd, Wellington Management International Ltd, Wellington Management Japan Pte Ltd and Wellington Management Australia Pty Ltd. Wellington Investment Advisors Holdings LLP controls directly, or indirectly through Wellington Management Global Holdings, Ltd., the Wellington Investment Advisers. Wellington Investment Advisors Holdings LLP is owned by Wellington Group Holdings LLP. Wellington Group Holdings LLP is owned by Wellington Management Group LLP. The principal business address for all entities and individuals affiliated with Wellington Management Group LLP is c/o Wellington Management Company LLP, 280 Congress Street, Boston, MA 02210.

(4)
This information has been obtained from a Schedule 13D filed on October 29, 2018 by entities and individuals associated with AstraZeneca PLC, or AstraZeneca. Shares beneficially owned consists of 3,004,554 shares directly held by Zeneca Inc., a wholly-owned subsidiary of AstraZeneca, or Zeneca. The principal business address of AstraZeneca is 1 Francis Crick Avenue, Cambridge, CB2 0AA, United Kingdom, and the principal business address of Zeneca is 1800 Concord Pike, Wilmington, Delaware, 19803, United States.

(5)
Consists of shares held by Hatteras Venture Advisors III, LLC, or HVA III, Hatteras Venture Partners III, LP, or HVP III, Hatteras Venture Affiliates III, LP, or HV Affiliates, Hatteras Venture Advisors V, LLC, or HVA V, Venture Capital Multiplier Fund, LP, or Multiplier Fund, Catalysta Ventures, L.L.C., or Catalysta, Hatteras Venture Partners I, LP, or HVP I, John Crumpler, Robert A. Ingram, Kenneth B. Lee, Douglas Reed, Christy Shaffer and Clay B. Thorp, our Chairman. Catalysta is not under common control with HVA III. Catalysta is the general partner of HVP I. The securities held by HVP I are indirectly held by the individual management members of the general partner, Catalysta, or the Catalysta Managing Members. The Catalysta Managing Members are John C. Crumpler and Clay B. Thorp. The Catalysta Managing Members may share voting and dispositive power over the securities directly held by HVP I. HVA V is the general partner of Multiplier Fund. The securities held by Multiplier Fund are indirectly held by the individual management members of the general partner, HVA V, or the HVA V Managing Members. The HVA V Managing Members are John C. Crumpler, Robert A. Ingram, Douglas Reed, Christy Shaffer and Clay B. Thorp. The HVA V Managing Members may share voting and dispositive power over the securities directly held by Multiplier Fund. Securities beneficially solely owned by Clay B. Thorp include 15,799 shares of common stock and 30,000 shares of common stock issuable upon the exercise of options held directly by Mr. Thorp that are exercisable within 60 days of March 31, 2020. The principal business address for all entities and individuals affiliated with Hatteras Venture Partners is 280 S. Mangum Street, Suite 350 Durham, North Carolina 27701.

(6)
This information has been obtained from a Schedule 13G/A filed on January 17, 2020 by entities and individuals associated with Johnson & Johnson, a New Jersey corporation, or J&J, and Johnson & Johnson Innovation-JJDC, Inc., a New Jersey corporation, or JJDC.  JJDC is a wholly-owned subsidiary of J&J. The shares reported as being held by J&J and JJDC are directly beneficially owned by JJDC. J&J may be deemed to indirectly beneficially own the shares that are directly beneficially owned by JJDC. The principal business address of J&J is One Johnson & Johnson Plaza, New Brunswick, NJ 08933, and the principal business address of JJDC is 410 George Street, New Brunswick, NJ 08901.

(7)
Consists of (a) 51,199 shares of common stock held by the Mow Trust dated April 17, 2008, (b) 109,243 shares of common stock held directly by Mr. Mow and (b) 503,722 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020. Mr. Mow and his wife Diana Mow are joint trustees of the Mow Trust dated April 17, 2008 and share voting and dispositive power for such shares.

(8)	Consists of (a) 35,000 shares of common stock and (b) 155,139 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(9)	Consists of 193,617 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(10)	Consists of 37,150 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(11)
Consists of (a) 1,000 shares of common stock held in an individual retirement account for the benefit of Dr. Hutson and (b) 35,102 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(12)	Consists of (a) 2,303 shares of common stock and (b) 30,000 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(13)	Consists of 30,441 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(14)
Consists of (a) 15,799 shares of common stock held by Mr. Thorp and (b) 30,000 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020. Also consists of (a) 1,818,638 shares of common stock held directly by Hatteras Venture Partners III, LP, or HVP III, (b) 162,890 shares of common stock held directly by Hatteras Venture Affiliates III, LP, or HV Affiliates, (c) 52,397 shares of common stock held directly by Hatteras Venture Partners I, LP, or HVP I, and (d) 415,959 shares of common stock held directly by Venture Capital Multiplier Fund, or Multiplier Fund. Hatteras Venture Advisors III, LLC, or HVA III, is the general partner of HVP III and HV Affiliates. The securities held directly by HVP III and HV Affiliates are indirectly held by HVA III. Mr. Thorp is a manager of HVA III and may be deemed to share voting and dispositive power with regard to the securities directly held by HVP III and HV Affiliates. Catalysta Ventures, LLC, or Catalysta, is the general partner of HVP I. The securities held directly by HVP I are indirectly held by Catalysta. Mr. Thorp is a manager of Catalysta and may be deemed to share voting and dispositive power with regard to the securities held directly by Catalysta and HVP I. Hatteras Venture Advisors V, LLC, or HVA V, is the general partner of Multiplier Fund. The securities held directly by Multiplier Fund are indirectly held by HVA V. Mr. Thorp is a manager of HVA V and may be deemed to share voting and dispositive power with regard to the securities held by Multiplier Fund.

(15)	Consists of 2,666 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(16)	Consists of 21,499 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

(17)	Consists of (a) 2,705,834 shares of common stock and (b) 1,326,709 shares of common stock issuable upon the exercise of options within 60 days of March 31, 2020.

DELINQUENT SECTION 16(A) REPORTS
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based on a review of the copies of such reports filed on the SEC’s EDGAR system, a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 2019, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Summary Compensation Table
The following table sets forth information regarding compensation awarded to, earned by and paid to our named executive officers with respect to the year ended December 31, 2019 and December 31, 2018.

Name and Principal Position	Year	Salary ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Jonathan P. Mow(3)	2019	436,183	524,291	232,500	10,099	1,203,072
Chief Executive Officer	2018	358,971	34,531	201,300	828	595,630
John P. Sharp	2019	356,283	199,350	182,325	9,905	747,863
Chief Financial Officer	2018	319,027	13,813	131,900	690	465,430
John S. Lee, M.D., Ph.D.	2019	395,500	199,350	176,800	9,205	780,855
Chief Medical Officer	2018	326,337	27,626	146,400	690	501,053

____________

(1)
This column reflects the aggregate grant date fair value of option awards granted during the year measured pursuant to Financial Accounting Standard Board Accounting Standards Codification Topic 718, the basis for computing stock-based compensation in our financial statements. This calculation assumes that the named executive officer will perform the requisite service for the award to vest in full as required by SEC rules. The assumptions we used in valuing options are described in note 10 to our financial statements included in our Annual Report on From 10-K for the year ended December 31, 2019. These amounts do not reflect the actual economic value that will be realized by the named executive officer upon vesting of the stock options, the exercise of the stock options, or the sale of the common stock underlying such stock options.

(2)	See “—Narrative to Summary Compensation Table—Non-Equity Incentive Plan Compensation” below for a description of the material terms of the program pursuant to which this compensation was awarded.

(3)	Mr. Mow is also a member of our Board of Directors, but did not receive any additional compensation in his capacity as a director.
Narrative to Summary Compensation Table
The Compensation Committee of our Board of Directors has historically determined our executives’ compensation, including the compensation of our named executive officers. Our Compensation Committee typically reviews and discusses management’s proposed compensation with the Chief Executive Officer for all executives other than the Chief Executive Officer. Based on those discussions and its discretion, the Compensation Committee then approves the compensation of each executive officer without members of management present.
Annual Base Salary
The annual base salaries of our named executive officers are determined, approved and reviewed by our Compensation Committee. Annual base salaries are intended to provide a fixed component of compensation to our named executive officers, reflecting their skill sets, experience, roles and responsibilities. Base salaries for our named executive officers have generally been set at levels necessary to attract and retain individuals with superior talent.

The following table sets forth the annual base salaries for each of our named executive officers for 2019, as determined by the Compensation Committee:

Name	2019 Base Salary($)
Jonathan P. Mow	442,900
John P. Sharp	361,600
John S. Lee	401,400
In February 2020, the Compensation Committee approved the following annual base salaries for each of our named executive officers for 2020:

Name	2020 Base Salary($)
Jonathan P. Mow	546,500
John P. Sharp	391,600
John S. Lee	427,400

The Compensation Committee approved the increase to Mr. Mow’s annual base salary in order to bring his base salary closer to the 50th percentile of the market data to remain competitive with companies with which the Company competes. The Compensation Committee approved similar increases for Mr. Sharp and Dr. Lee.

Non-Equity Incentive Plan Compensation
The Compensation Committee develops a performance-based bonus program annually. For 2019, the Compensation Committee determined that each named executive officer’s performance bonus should be based principally on contribution towards the achievement of corporate goals. Under the 2019 annual performance bonus program, each named executive officer was eligible to be considered for an annual performance bonus based on the percentage attainment, as determined by the Compensation Committee, of the 2019 corporate goals that were previously approved by the Compensation Committee. The Compensation Committee retained the discretion to make adjustments to the calculated bonus amount based on unexpected or unplanned events, the overall financial condition of the Company, extraordinary performance or underperformance or other factors deemed appropriate by the Compensation Committee. Each named executive officer has a target bonus opportunity calculated as a percentage of his annual base salary and may earn more or less than the annual target amount based on the Company’s achievement of the performance goals and the adjustments described above. For 2019, Mr. Mow’s target bonus percentage was 50% and each of Mr. Sharp’s and Dr. Lee’s target bonus percentage was 40%. The Compensation Committee determined that the percentage attainment of our corporate goals for 2019 was 105% and approved individual performance achievement payouts for each named executive officer in the amounts reflected in the column of the Summary Compensation Table above entitled “Non-Equity Incentive Plan Compensation.”
Equity-Based Awards
Our equity-based incentive awards granted to our named executive officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Our executives generally are awarded an initial new hire grant upon commencement of employment and thereafter on an annual basis. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance.

Prior to our initial public offering, we granted all equity awards pursuant to our Amended and Restated 2002 Stock Plan. Since the closing of our initial public offering, we grant all equity awards pursuant to our 2018 Equity Incentive Plan.

Outstanding Equity Awards as of December 31, 2019
The following table sets forth certain information about outstanding equity awards granted to our named executive officers that were outstanding as of December 31, 2019.

	Option Awards(1)
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)(2)	Option Expiration Date
Jonathan P. Mow	12/18/2012	—	32,553(3)	2.26	12/18/2022
	11/4/2014	158,767	—	1.24	11/4/2024
	5/12/2016	119,462	7,962(4)	1.68	5/12/2026
	4/21/2017	15,537	7,060(4)	1.43	4/21/2027
	5/3/2018	9,889	12,708(4)	2.26	5/3/2028
	10/17/2018	64,166	155,834(4)	5.00	10/17/2028
	2/27/2019	54,791	208,209(4)	3.15	2/27/2029
John P. Sharp	5/12/2016	99,286	11,296(5)	1.68	5/12/2026
	4/21/2017	1,213	2,825(4)	1.43	4/21/2027
	5/3/2018	3,962	5,076(4)	2.26	5/3/2028
	2/27/2019	20,833	79,167(4)	3.15	2/27/2029
John S. Lee	5/12/2016	124,286	11,296(6)	1.68	5/12/2026
	4/21/2017	9,321	4,237(4)	1.43	4/21/2027
	5/3/2018	7,917	10,160(4)	2.26	5/3/2028
	2/27/2019	20,833	79,167(4)	3.15	2/27/2029

___________

(1)
All of the awards listed in this table were granted under our Amended and Restated 2002 Stock Plan, except for the October 2018 award to Mr. Mow and the February 2019 awards to Mr. Mow, Mr. Sharp and Dr. Lee, which were granted under our 2018 Equity Incentive Plan.

(2)
All of the option awards listed in the table were granted with a per share exercise price equal to or above the estimated fair value of our common stock on the date of grant, as determined in good faith by our Board of Directors, except for the October 2018 award to Mr. Mow, for which the per share exercise price was equal to the initial public offering price for our common stock of $5.00.

(3)
The shares subject to this award vest in full upon a liquidation event with a net present value of at least $200 million, subject to the executive officer’s continued service as of such liquidation event. For this purpose, a liquidation event is defined as any liquidation, dissolution or winding up of us, including by acquisition of us by another entity (unless our stockholders hold at least 50% of the voting power of the surviving or acquiring entity).

(4)	The shares subject to this award vest in equal monthly installments over 48 months from the date of grant subject to the named executive officer’s continued service.

(5)
25% of the shares subject to this award vested on April 11, 2017, with the remainder of the shares vesting in equal monthly installments over 36 months subject to the named executive officer’s continued service.

(6)
25% of the shares subject to this award vested on April 18, 2017, with the remainder of the shares vesting in equal monthly installments over 36 months subject to the named executive officer’s continued service.

Retirement Benefits and Other Compensation
Our named executive officers did not participate in, or otherwise receive any benefits under, any pension, retirement or deferred compensation plan sponsored by us during 2019 other than our 401(k) plan described below. During 2019, our named executive officers were eligible to participate in our employee benefit plans on the same basis offered to our employees generally, including health insurance and group life insurance benefits. We maintain a 401(k) plan that is intended to qualify as a tax-qualified plan under Section 401 of the U.S. Internal Revenue Code of 1986, as amended, or the Code, which our named executive officers are eligible to participate in on the same basis as our other employees. We generally do not provide perquisites or personal benefits except in very limited circumstances, and we did not provide any perquisites or personal benefits to our named executive officers in 2019.
Employment Agreements with our Named Executive Officers
In connection with his commencement of employment with us as our Chief Business Officer, we entered into an offer letter agreement with Mr. Mow in November 2012, which was amended in March 2014. Mr. Mow’s employment under the offer letter is at will and may be terminated at any time by us or by him. The offer letter provides for an initial annual base salary, annual bonus opportunity and equity award grants to Mr. Mow in his previous capacity as Chief Business Officer. Mr. Mow was promoted to Chief Executive Officer in September 2014 and his compensation has been subsequently increased from time to time to the amounts described above.
We also entered into offer letter agreements with each of Mr. Sharp and Dr. Lee in March 2016 in connection with their commencement of employment with us. Each offer letter provides that the executive’s employment is at will and may be terminated at any time by us or the executive officer. Each offer letter provides for an initial annual base salary, annual bonus opportunity and equity award grants. Each of Mr. Sharp’s and Dr. Lee’s compensation has been subsequently increased from time to time to the amounts described above. We do not maintain any other offer letters or employment agreements with our named executive officers.
Potential Payments Upon Termination or Change in Control
We maintain a change of control severance benefit plan, or the Severance Plan, and have entered into a severance benefit plan participation agreement under such plan with each of our named executive officers. The Severance Plan provides for severance benefits to the named executive officers upon (i) a “change in control termination” or (ii) a “regular termination” (each as defined below). Upon a change in control termination, each of our named executive officers is entitled to a lump sum payment equal to a portion of his annual base salary (18 months for Mr. Mow and 12 months for each of Mr. Sharp and Dr. Lee), payment of the target amount of his annual bonus, accelerated vesting of all outstanding equity awards, payment of COBRA premiums for a period of time (up to 18 months for Mr. Mow and up to 12 months for each of Mr. Sharp and Dr. Lee) and an extension of the post-termination exercise period applicable to his outstanding equity awards for up to one year following such termination. Upon a regular termination, each of our named executive officers is entitled to a lump sum payment equal to a portion of his annual base salary (12 months for Mr. Mow and 9 months for each of Mr. Sharp and Dr. Lee) and payment of COBRA premiums for a period of time (up to 12 months for Mr. Mow and up to 9 months for each of Mr. Sharp and Dr. Lee). All severance benefits under the Severance Plan are subject to the executive’s execution of an effective release of claims against the company.
For purposes of the Severance Plan, the following definitions apply:

•	a “change in control termination” is an “involuntary termination” that occurs one month before or twelve months following a change in control (as defined in the 2018 Equity Incentive Plan);

•	a “regular termination” is an “involuntary termination” that does not occur within the one month before or twelve months following a change in control; and

•
an “involuntary termination” is (i) a termination by the Company without “cause” (as defined in the 2018 Equity Incentive Plan), or (ii) the employee’s resignation for “good reason” (as defined in the Severance Plan).

DIRECTOR COMPENSATION
Non-Employee Director Compensation
The following table shows for the fiscal year ended December 31, 2019 certain information with respect to the compensation of our non-employee directors:

Name(1)	Fees Earned or Paid in Cash ($)	Option Awards ($)(2)(3)	Total ($)
Edmund P. Harrigan, M.D.	43,212	36,725	79,937
Nancy J. Hutson, Ph.D.	55,000	105,388	160,388
Peter Justin Klein, M.D., J.D.	45,000	157,892	202,892
Caroline M. Loewy	55,000	90,700	145,700
Bibhash Mukhopadhyay, Ph.D.(4)	52,500	157,892	210,392
Clay B. Thorp	85,000	157,892	242,892
Linda Tufts(5)	13,111	69,746	82,858
Richard A. van den Broek	38,325	110,263	148,589

___________

(1)	Jonathan P. Mow did not earn compensation during 2019 for his service on our Board of Directors. Mr. Mow’s compensation is reflected in the Summary Compensation Table above.

(2)
The amounts reported do not reflect the amounts actually received by our non-employee directors. Instead, these amounts reflect the aggregate grant date fair value of each stock option granted to our non-employee directors during the fiscal year ended December 31, 2019, as computed in accordance with Financial Accounting Standard Board Accounting Standards Codification Topic 718 for stock-based compensation transactions (ASC 718). Assumptions used in the calculation of these amounts are included in note 10 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2019. As required by SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Our non-employee directors who have received options will only realize compensation with regard to these options to the extent the trading price of our common stock is greater than the exercise price of such options.

(3)
As of December 31, 2019, Dr. Harrigan, Dr. Hutson, Dr. Klein, Ms. Loewy, Dr. Mukhopadhyay, Mr. Thorp and Mr. van den Broek held options to purchase the following number of shares of our common stock, respectively: 73,549; 56,054; 47,000; 54,222; 47,000; 47,000; and 47,750. Ms. Tufts did not hold options to purchase shares of our common stock as of December 31, 2019. None of our non-employee directors held any stock awards as of December 31, 2019.

(4)	Dr. Mukhopadhyay resigned from our Board of Directors on February 12, 2020.

(5)	Ms. Tufts resigned from our Board of Directors on May 9, 2019.
Narrative to Director Compensation Table
Our Board of Directors adopted a non-employee director compensation policy that became effective in October 2018. The Board of Directors most recently amended the compensation policy in February 2020. Pursuant to this compensation policy, each of our directors who is not an employee or consultant of our company is eligible to receive compensation for service on our Board of Directors and committees of our Board of Directors.
Under our compensation policy, each eligible director receives an annual cash retainer in the amount of $40,000 for serving on our Board of Directors. In addition, the Chair of our Board of Directors receives an annual cash retainer in the amount of $30,000 (in addition to the annual cash retainer given to all eligible directors). The chairperson of the Audit Committee of our Board of Directors is entitled to receive an additional annual cash retainer in the amount of $15,000, the chairperson of the Compensation Committee of our Board of Directors is entitled to receive an additional annual cash retainer in the amount of $12,000 and the chairperson of the Nominating and Corporate Governance Committee of our Board of Directors is entitled to receive an additional annual cash retainer in the amount of $10,000. The other members of the Audit Committee are entitled to receive an additional annual cash retainer in the amount of $7,500, the other members of the Compensation Committee are entitled to receive an additional cash retainer in the amount of $6,000 and the other members of the Nominating and Corporate Governance Committee are entitled to receive an additional annual cash retainer in the amount of $5,000.
In addition, each new eligible director who joins our Board of Directors is entitled to receive a non-statutory stock option to purchase 32,000 shares of our common stock under our 2018 Equity Incentive Plan, with the shares vesting in 36 equal monthly installments, subject to continued service as a director through the vesting dates.
On the date of each Annual Meeting of our stockholders, each eligible director who continues to serve as a director of our Company following the meeting is entitled to receive a non-statutory stock option to purchase 16,000 shares of our common stock under our 2018 Plan (the “Annual Grant”), with the shares vesting on the earlier of the first anniversary of the date of grant or the next annual stockholders meeting, subject to continued service as a director though the applicable vesting dates. If an eligible director joins our Board of Directors upon or after the date of the last preceding annual stockholders meeting, such eligible director’s Annual Grant will be pro-rated based on days served since joining our Board of Directors.
Each option awarded to eligible directors under the non-employee director compensation policy will be subject to accelerated vesting upon a change in control transaction. The exercise price per share of each stock option granted under the non-employee director compensation policy will be equal to the closing price of our common stock on the Nasdaq Global Market on the date of grant. Each stock option will have a term of ten years from the date of grant, subject to earlier termination in connection with a termination of the eligible director’s continuous service with us (provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides certain information with respect to our equity incentive plans, which were our only equity compensation plans in effect as of December 31, 2019.

Name	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	2,577,718 (1)	3.29	1,662,862 (2)
Equity compensation plans not approved by security holders	—	—	—
Total	2,577,718	3.29	1,662,862

___________

(1)	All such shares were granted under our Amended and Restated 2002 Stock Plan or our 2018 Equity Incentive Plan.

(2)
Includes our 2018 Equity Incentive Plan and 2018 Employee Stock Purchase Plan. The number of shares of our common stock reserved for issuance under our 2018 Equity Incentive Plan automatically increases on January 1 of each year, continuing through and including January 1, 2028, by 3% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. Pursuant to this provision, we added 862,992 shares of common stock that are available for issuance under the 2018 Equity Incentive Plan on January 1, 2020, which is not reflected in the table above.  The number of shares of our common stock reserved for issuance under our 2018 Employee Stock Purchase Plan automatically increases on January 1 of each year, continuing through and including January 1, 2028, by 1% of the total number of shares of our common stock outstanding on December 31 of the preceding calendar year, or a lesser number of shares determined by our Board of Directors. Pursuant to this provision, we added 287,664 shares of common stock that are available for issuance under the 2018 Equity Incentive Plan on January 1, 2020, which is not reflected in the table above. No shares have been issued under the 2018 Employee Stock Purchase Plan.

TRANSACTIONS WITH RELATED PERSONS AND INDEMNIFICATION

RELATED-PERSON TRANSACTIONS POLICY AND PROCEDURES
We have adopted a related-person transaction policy that sets forth our procedures for the identification, review, consideration and approval or ratification of related-person transactions. For purposes of our policy only, a related-person transaction is a transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we and any related person are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director are not covered by this policy. A related person is any executive officer, director or beneficial owner of more than 5% of any class of our voting securities, including any of their immediate family members and any entity owned or controlled by such persons.
Under the policy, if a transaction has been identified as a related-person transaction, including any transaction that was not a related-person transaction when originally consummated or any transaction that was not initially identified as a related-person transaction prior to consummation, our management must present information regarding the related-person transaction to our Audit Committee, or, if Audit Committee approval would be inappropriate, to another independent body of our Board of Directors, for review, consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether the transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to or from employees generally. Under the policy, we will collect information that we deem reasonably necessary from each director, executive officer and, to the extent feasible, significant stockholder to enable us to identify any existing or potential related-person transactions and to effectuate the terms of the policy. In addition, under our Code of Business Conduct and Ethics, our employees and directors have an affirmative responsibility to disclose any transaction or relationship that reasonably could be expected to give rise to a conflict of interest. In considering related-person transactions, our Audit Committee, or other independent body of our Board of Directors, will take into account the relevant available facts and circumstances including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event that the related person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, our Audit Committee, or other independent body of our Board of Directors, must consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, our best interests and those of our stockholders, as our Audit Committee, or other independent body of our Board of Directors, determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS
The following includes a summary of transactions since January 1, 2018 to which we have been a party, in which the amount involved in the transaction exceeded $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our voting securities or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest. Other than described below, there have not been, nor are there currently any proposed, transactions or series of similar transactions to which we have been or will be a party other than compensation arrangements, which include equity and other compensation, termination, change in control and other arrangements, which are described under “Executive Compensation” and “Director Compensation.”
Participation in Initial Public Offering
In our initial public offering in October 2018, certain of our directors, executive officers and 5% stockholders and their affiliates purchased an aggregate of 2,720,000 shares of our common stock. Each of those purchases was made through the underwriters at the initial public offering price. The following table sets forth the aggregate number of shares of our common stock that these 5% stockholders and their affiliates purchased in our initial public offering:

Purchaser	Shares of Common Stock
Entities Affiliated with New Enterprise Associates(1)	1,800,000
Zeneca, Inc.	600,000
Entities Affiliated with Hatteras Venture Partners(2)	300,000
Entities Affiliated with Fletcher Spaght Ventures(3)	20,000

___________

(1)	NEA 13 is affiliated with Bibhash Mukhopadhyay, who was a member of our Board of Directors until his resignation on February 12, 2020.

(2)
Affiliates of Hatteras Venture Partners, whose securities are aggregated for purposes of reporting share ownership information, are: Hatteras Venture Advisors III, LLC, Hatteras Venture Partners III, LP, Hatteras Venture Affiliates III, LP, Venture Capital Multiplier Fund, LP, Series B, Catalysta Ventures, LLC and Hatteras Venture Partners I, LP. Hatteras Venture Partners is affiliated with Clay B. Thorp, the Chair of our Board of Directors.

(3)
Affiliates of Fletcher Spaght Ventures, whose securities are aggregated for purposes of reporting share ownership information, are: Fletcher Spaght Ventures II, LP, FSV II, LP and FSV II-B, LP. Fletcher Spaght Ventures is affiliated with Linda Tufts, who was a member of our Board of Directors until her resignation on May 9, 2019.

Our Relationship with AstraZeneca
In November 2017, we entered into an exclusive license agreement with MedImmune, a wholly owned subsidiary of AstraZeneca and an affiliate of Zeneca, Inc., a beneficial owner of more than 5% of our capital stock, or the MedImmune License. Under the MedImmune License, we paid MedImmune an upfront fee of $100,000 in November 2017. We are also required to pay MedImmune, among other things: quarterly fees relating to technical services provided by MedImmune; up to $18.0 million in clinical and regulatory milestone fees; up to $50.0 million in commercial milestone fees; and mid-single digit to low-teen royalty percentages on net sales of MedImmune licensed products, subject to reduction in specified circumstances. Our payments to MedImmune under the MedImmune License totaled $10,000 and $1.0 million in the aggregate during the years ended December 31, 2018 and 2019, respectively.
Private Placements of our Securities
Series D Preferred Stock Financing and Issuance of Series D Preferred Stock and Series C-1 Warrants Upon Conversion of Convertible Promissory Notes
In August 2018, we entered into a preferred stock purchase agreement with certain investors, including beneficial owners of greater than 5% of our capital stock, pursuant to which we issued and sold to our related party investors an aggregate of 740,292 shares of Series D redeemable convertible preferred stock at a purchase price of $9.659 per share for an aggregate cash purchase price of $7.2 million and issued to such related party investors warrants to purchase 148,054 shares of Series C-1 redeemable convertible preferred stock. Certain of our investors, including beneficial owners of greater than 5% of our capital stock, elected to convert their outstanding convertible promissory notes in the aggregate principal amount of $14.4 million into an aggregate of 2,030,680 shares of Series D redeemable convertible preferred stock.

The following table sets forth for each of our related parties the aggregate number of shares of Series D redeemable convertible preferred stock and warrants to purchase Series C-1 redeemable convertible preferred stock issued, and the corresponding aggregate principal amount of convertible promissory notes so converted, in this transaction:

Participants	Principal Amount of Convertible Promissory Notes Converted ($)	Shares of Series D Preferred Stock Sold and Issued Pursuant to Conversion of Convertible Promissory Notes	Warrants to Purchase Shares of Series C-1 Preferred Stock
New Enterprise Associates 13, L.P.(1)	5,750,000	1,124,301	62,123
Zeneca, Inc.	4,500,000	740,337	20,707
Johnson & Johnson Innovation – JJDC, Inc.	2,000,000	283,022	—
Entities affiliated with Hatteras Venture Partners(2)	1,500,000	522,877	62,120
Entities affiliated with Fletcher Spaght Ventures(3)	600,000	100,435	3,104

____________

(1)
One of the entities affiliated with New Enterprise Associates (NEA 13) is affiliated with Bibhash Mukhopadhyay, who was a member of our Board of Directors until his resignation on February 12, 2020, and, at the time of the transaction, was affiliated with Peter Justin Klein, a member of our Board of Directors.

(2)	Hatteras Venture Partners is affiliated with Clay B. Thorp, our Chairman.

(3)	Fletcher Spaght Ventures is affiliated with Linda Tufts, who was a member of our Board of Directors until her resignation on May 9, 2019.
Each share of Series C-1 convertible preferred stock and Series D convertible preferred stock automatically converted into one share of common stock upon the closing of our initial public offering in October 2018.
Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

Indemnification
We provide indemnification for our directors and executive officers so that they will be free from undue concern about personal liability in connection with their service to the Company. Under our Bylaws, we are required to indemnify our directors and executive officers to the extent not prohibited under Delaware law. We have also entered into indemnity agreements with certain officers and directors. These agreements provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for in the agreement, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS
The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker or us. Direct your written request to PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Kristopher L. Hanson
Vice President, Head of Legal and Corporate Secretary

Dated: April 24, 2020
A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended December 31, 2019 is available without charge upon written request to: PhaseBio Pharmaceuticals, Inc., Attention: Corporate Secretary, PhaseBio Pharmaceuticals, Inc., 1 Great Valley Parkway, Suite 30, Malvern, Pennsylvania 19355.

PhaseBio

ANNUAL MEETING OF PHASEBIO PHARMACEUTICALS, INC.

Date: June 3, 2020
Time: 1:00 p.m. (Eastern Time)
Place: http://www.proxydocs.com/PHAS

Please make your marks like this: ☒ Use dark black pencil or pen only

The Board of Directors of the Company Recommends a Vote **FOR** the two nominees for director and **FOR** Proposal 2.

1: Election of Directors	For	Withhold	Directors Recommend
01 Jonathan P. Mow	☐	☐	For
02 Clay B. Thorp	☐	☐	For

	For	Against	Abstain	Directors Recommend
2: To ratify the selection by the Audit Committee of the Board of Directors of KPMG LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2020.	☐	☐	☐	For

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here ______ Please Date Above ______

Please Sign Here ______ Please Date Above ______

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

← Please separate carefully at the perforation and return just this portion in the envelope provided. ←

PhaseBio

Annual Meeting of PhaseBio Pharmaceuticals, Inc. to be held on Wednesday, June 3, 2020 for Holders as of April 20, 2020

This proxy is being solicited on behalf of the Board of Directors

INTERNET

Go To
www.proxypush.com/PHAS

- Cast your vote online.
- View Meeting Documents.

OR

TELEPHONE

Call
866-206-4667

- Use any touch-tone telephone.
- **Have your Proxy Card/Voting Instruction Form ready.**
- Follow the simple recorded instructions.

OR

MAIL

- Mark, sign and date your Proxy Card/Voting Instruction Form.
- Detach your Proxy Card/Voting Instruction Form.
- Return your Proxy Card/Voting Instruction Form in the postage-paid envelope provided.

The undersigned hereby appoints Jonathan P. Mow and John Sharp, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of PhaseBio Pharmaceuticals, Inc. which the undersigned is entitled to vote at said meeting and any postponement or adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any postponement or adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND FOR THE PROPOSAL IN ITEM 2 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING.

PROXY TABULATOR FOR

PHASEBIO PHARMACEUTICALS, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — PhaseBio Pharmaceuticals, Inc.
Annual Meeting of Stockholders
June 3, 2020 at 1:00 p.m. (Eastern Time)
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Jonathan P. Mow and John Sharp (the "Named Proxies") and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of PhaseBio Pharmaceuticals, Inc., a Delaware corporation (the "Company"), the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on June 3, 2020 at 1:00 p.m. (Eastern Time) and all postponements or adjournments thereof.

The purpose of the Annual Meeting is to take action on the following:

The Board of Directors of the Company recommends a vote "FOR" all nominees for director and "FOR" Proposal 2.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted "FOR" all nominees for director and "FOR" Proposal 2. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any postponement or adjournment thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.

To attend the meeting and vote your shares in person, please mark this box. ☐

→ Please separate carefully at the perforation and return just this portion in the envelope provided. →